Media Contact:      Owen Davis
508-253-8468
Investor Contact:      Laurel Lefebvre/Kevin Barry
508-253-4080/1487

Staples, Inc. Appoints Christine Komola Chief Financial Officer

FRAMINGHAM, Mass., September 27, 2011 - Staples, Inc. (Nasdaq: SPLS) announced today the promotion of Christine Komola to Chief Financial Officer effective February 1, 2012. Christine will report to John Mahoney, Staples' Vice Chairman. The responsibilities of the Chief Financial Officer will transition to Christine over the next year.
“Christine has established herself as a respected leader in the Finance organization since joining Staples 14 years ago,” said Mahoney. “She has deep knowledge of Staples' global businesses and an excellent track record in leading our Finance teams in partnering with our operations to achieve our goals. I am confident Christine is well prepared to assume greater responsibility in leading our finance functions in the years ahead.”
Christine joined Staples in 1997 and has served in various leadership roles including Vice President, Planning and Control; Chief Financial Officer of Staples.com; Vice President, General Merchandise Manager, Furniture & Wholesale, and her most recent role as Senior Vice President and Corporate Controller with responsibility for the company's global financial operations. Prior to joining Staples, Christine was an audit manager at Ernst & Young, LLP. She is a member of the American Institute of Certified Public Accountants.

About Staples
Staples is the world's largest office products company and a trusted source for office solutions. The company provides products, services and expertise in office supplies, copy & print, technology, facilities and breakroom, and furniture. Staples invented the office superstore concept in 1986 and now has annual sales of $25 billion, ranking second in the world in eCommerce sales. With 90,000 associates worldwide, Staples operates in 26 countries throughout North and South America, Europe, Asia and Australia, making it easy for businesses of all sizes and consumers. The company is headquartered outside Boston. More information about Staples (Nasdaq: SPLS) is available at www.staples.com/media.